Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-55078, 333-157884 and 333-158081 on Form S-3 and Registration Statement Nos. 033-84510, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829, 333-150399 and 333-165151 on Form S-8 of Colonial Properties Trust and subsidiaries (the “Company”) of our reports dated February 28, 2011 relating to the consolidated financial statements and financial statement schedules, and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2011